Filed Pursuant to Rule 433
Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,
333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

NextEra Energy, Inc.

Pricing Term Sheet

May 1, 2012

Issuer:	NextEra Energy, Inc.
Common Stock Ticker:	NYSE “NEE”

Securities:
Designation:

Equity Units (initially consisting of Corporate Units). Each Corporate Unit will consist of (1) a purchase contract issued by NextEra Energy, Inc. (“NEE”) and (2) initially a 1/20, or 5%, undivided beneficial ownership interest in a Series E Debenture due June 1, 2017 (“NEE Capital Debenture”) issued by NextEra Energy Capital Holdings, Inc. (“NEE Capital”).

Registration Format:	SEC Registered
Number of Equity Units Offered:	12,000,000 (13,800,000 if the underwriter exercises its over-allotment option to purchase up to 1,800,000 additional Equity Units in full)
Aggregate Offering Amount:	$600,000,000 ($690,000,000 if the underwriter exercises its over-allotment option to purchase up to 1,800,000 additional Equity Units in full)
Stated Amount per Equity Unit:	$50
Price to Public	$47.50 per Equity Unit
Underwriting Discount and Commissions:	$1.50 per Equity Unit / $18,000,000 (excluding the underwriter’s over-allotment option to purchase up to 1,800,000 additional Equity Units)
Proceeds to NEE Capital:

$582,000,000 ($669,300,000 if the underwriter exercises its over-allotment option to purchase up to 1,800,000 additional Equity Units in full), after deducting the underwriter’s discounts and commissions

NEE Capital Debenture Interest Rate:	1.70%
Contract Adjustment Payment Rate:	3.899% per year of the Stated Amount per Equity Unit, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated April 30, 2012)
Deferred Contract Adjustment Payments:	Deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 5.599% per year until paid, compounded quarterly

Payment Dates on Corporate Units:

March 1, June 1, September 1, and December 1, beginning September 1, 2012, subject to NEE’s right to defer contract adjustment payments (as described in the preliminary prospectus supplement dated April 30, 2012)

Total Corporate Unit Cash Distribution Rate:	5.599% of the Stated Amount per Equity Unit
Reference Price:	$64.35 (the last reported sale price of NEE’s common stock on the New York Stock Exchange on April 30, 2012)
Threshold Appreciation Price:	$77.22 (represents appreciation of 20% over the reference price)
Minimum Settlement Rate:	0.6475 shares of NEE’s common stock (subject to adjustment), equal to $50 divided by the threshold appreciation price
Maximum Settlement Rate:	0.7770 shares of NEE’s common stock (subject to adjustment), equal to $50 divided by the reference price
Trade Date:	May 1, 2012
Offering Settlement Date:	May 4, 2012
Purchase Contract Settlement Date:	June 1, 2015
NEE Capital Debenture Maturity Date:	June 1, 2017
Creating Treasury Units:

If the applicable ownership interests in the Treasury portfolio (as described in the preliminary prospectus supplement dated April 30, 2012) have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption (each as described in the preliminary prospectus supplement dated April 30, 2012), holders of Corporate Units may substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 80,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).

Recreating Corporate Units:

If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units as a result of a successful remarketing, a special event redemption or a mandatory redemption, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 80,000 Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agent in connection with a successful remarketing of the

NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).
Early Settlement:

If the applicable ownership interests in the Treasury portfolio have replaced the applicable ownership interests in the NEE Capital Debentures as a component of the Corporate Units, holders of Corporate Units may settle early on or prior to the second business day immediately preceding the purchase contract settlement date only in integral multiples of 80,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent in connection with a successful remarketing of the NEE Capital Debentures if the reset effective date is not a regular quarterly interest payment date).

Fundamental Change Early Settlement:

The following table sets forth the stock price, effective date and amount of make-whole shares issuable upon a fundamental change early settlement right (as described in the preliminary prospectus supplement dated April 30, 2012):

	Effective Date

Stock Price	May 4, 2012	June 1, 2013	June 1, 2014	June 1, 2015

$20.00	0.1268	0.0861	0.0438	0.0000
$30.00	0.0826	0.0561	0.0285	0.0000
$40.00	0.0595	0.0406	0.0209	0.0000
$50.00	0.0392	0.0261	0.0140	0.0000
$60.00	0.0130	0.0020	0.0000	0.0000
$64.35	0.0000	0.0000	0.0000	0.0000
$70.00	0.0455	0.0321	0.0175	0.0000
$77.22	0.0916	0.0760	0.0555	0.0000
$80.00	0.0843	0.0681	0.0462	0.0000
$90.00	0.0624	0.0456	0.0238	0.0000
$100.00	0.0469	0.0316	0.0141	0.0000
$125.00	0.0273	0.0174	0.0083	0.0000
$150.00	0.0197	0.0130	0.0066	0.0000
$175.00	0.0157	0.0106	0.0054	0.0000
$200.00	0.0131	0.0089	0.0045	0.0000

The exact stock price and effective date applicable to a fundamental change may not be set forth on the table, in which case:

•                  if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the amount of make-whole shares will be determined by straight line interpolation between the make-whole share amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•                  if the stock price is in excess of $200 per share (subject to adjustment), then the amount of the make-whole shares will be zero; and

•                  if the stock price is less than $20 per share (subject to adjustment) (the “minimum stock price”), then the amount of make-whole shares will be determined as if the stock price equaled the minimum stock price, using straight line interpolation, as described above, if the effective date is between two dates on the table.

Allocation of the Purchase Price:

At the time of issuance, the fair market value of the applicable ownership interest in the NEE Capital Debentures will be reported as $47.50 and the fair market value of each purchase contract will be reported as $0.

CUSIP for the Corporate Units:	65339F 705

ISIN for the Corporate Units:	US65339F7050

CUSIP for the Treasury Units:	65339F 804

ISIN for the Treasury Units:	US65339F8041

CUSIP for the NEE Capital Debentures:	65339K AB6

ISIN for the NEE Capital Debentures:	US65339KAB61

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch toll free at 1-866-500-5408.